UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2019
PayPal Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36859	47-2989869
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2211 North First Street
San Jose, CA 95131
(Address of principal executive offices)

(408) 967-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	PYPL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Compensation Committee of the Board of Directors (the “Committee”) of PayPal Holdings, Inc. (the “Company”) has approved the PayPal Holdings, Inc. Executive Change in Control and Severance Plan (the “Plan”), with an effective date of December 31, 2019 (the “Effective Date”), pursuant to which the Company will provide certain severance benefits to certain eligible employees of the Company (each, a “Participant” and collectively, the “Participants”) in the event of such Participant’s qualifying termination of employment applicable to the Plan. Capitalized terms used and not defined in this Current Report on Form 8-K have the respective meanings assigned to them in the Plan.

The Plan was adopted to standardize the severance paid to current and future Participants in the event of a Qualifying Termination. The Plan supersedes each of the PayPal Holdings, Inc. SVP and Above Standard Severance Plan and the PayPal Holdings, Inc. Change in Control Severance Plan, which were adopted in 2015 prior to the Company’s separation from eBay Inc. (the “Prior Plans”), as well as any change in control or separation protection agreements or understandings, oral or written, between the Company and any Participant.

The Plan is designed to provide severance benefits to executives of the Company whose employment is terminated due to a Qualifying Termination. The Company’s Chief Executive Officer (the “CEO”) and each of the Company’s Executive Vice Presidents (the “EVPs”) are eligible to participate in the Plan. Under the Plan, any participant who incurs a Qualifying Termination will be entitled to receive (i) a severance payment equal to a multiple of the sum of annual base salary and target bonus amount (the multiple that the CEO is eligible to receive under the Plan is 2x within or outside of a Change in Control Period; and the multiple that each EVP is eligible under the Plan is 2x within a Change in Control Period or 1.5x outside of a Change in Control Period); (ii) a prorated annual cash bonus for the year of termination based on actual company performance and target individual performance; (iii) an acceleration of outstanding and unvested equity awards (full acceleration if the Qualifying Termination is within a Change in Control Period or 12 months acceleration if the Qualifying Termination is outside of a Change in Control Period (24 months if Qualifying Termination is due to death or disability)); (iv) payment of COBRA premiums, or a cash-out payment in lieu of such payments, for a period of time (a lump sum cash-out payment of 24 months of premiums within a Change in Control Period, and continued payment of premiums for 18 months for the CEO (or 12 months for each EVP) outside of a Change in Control Period); and (v) outplacement services.

The level of benefits Mr. Schulman is eligible to receive as CEO under the Plan is generally consistent with those provided under his individual change in control and separation protection arrangement, except for the addition of the COBRA premium benefit (to provide for a consistent level of benefits with the Prior Plans), conforming equity treatment if the Qualifying Termination due to death or disability is within a Change in Control Period to other Qualifying Terminations within a Change in Control Period, and outplacement benefits. The level of benefits each EVP is eligible to receive under the Plan is generally consistent with those provided under the Prior Plans or his or her respective individual change in control and separation protection arrangements, except that the Plan provides for a consistent severance payment multiple of 1.5x if the Qualifying Termination is outside of a Change in Control Period, conforming equity treatment if the Qualifying Termination due to death or disability is within a Change in Control Period to other Qualifying Terminations within a Change in Control Period, the addition of outplacement benefits and the consistent treatment of COBRA premiums.

The foregoing summary of the material terms of the Plan is qualified in its entirety by the actual plan document, which is attached hereto as Exhibit 10.01 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.            Description

10.01	PayPal Holdings, Inc. Executive Change in Control and Severance Plan and Summary Plan Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PayPal Holdings, Inc.
(Registrant)

Date:	December 30, 2019	/s/ Brian Y. Yamasaki
Name: Brian Y. Yamasaki
Title: Vice President, Corporate Legal and Secretary